Exhibit 99.1

650 FIFTH AVENUE NEW YORK, NY 10019-6108

FOR IMMEDIATE RELEASE

John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350
STERLING BANCORP WILL CONTINUE TO OFFER EXPANDED
DEPOSIT INSURANCE UNDER FDIC PROGRAM
New York, NY, November 14, 2008 — Sterling Bancorp (NYSE: STL), the parent company of New York City-based Sterling National Bank, today announced that it has opted to continue to participate in the FDIC’s expanded deposit insurance program, which provides 100% insurance coverage for noninterest-bearing transaction accounts through December 31, 2009.
The FDIC announced the expanded deposit insurance program on October 14, 2008. Eligible institutions were automatically enrolled in the program at no cost during an introductory period. Institutions wishing to continue to participate after December 5, 2008 will pay additional deposit insurance fees to the FDIC.
“We believe that our continued participation in the FDIC’s expanded deposit insurance program is the right decision and will provide our deposit customers with an additional measure of security. Along with Sterling’s strong capital base and ample liquidity, this is another reason that our customers can have confidence in Sterling, as they have for nearly 80 years,” said Louis J. Cappelli, the Company’s Chairman and Chief Executive Officer.
About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company that serves the needs of businesses, professionals and individuals. With assets exceeding $2.1 billion, Sterling offers a broad array of products and services, combined with a unique high-touch approach to customer service. The Company’s principal banking subsidiary, Sterling National Bank, with offices in New York City and Queens, Nassau and Westchester counties, was founded in 1929.
Known for its focus on business customers, Sterling offers such services as working capital lines, asset-based financing, factoring and accounts receivable management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, international trade financing, cash management, a wide array of deposit products, trust and estate administration, and investment management services.

Certain statements in this press release, including but not limited to, statements concerning the Company’s belief that its continued participation in the FDIC’s expanded deposit insurance program for noninterest-bearing transaction accounts will provide deposit customers with an additional measure of security and, along with Sterling’s strong capital base and ample liquidity, is another reason that customers can have continued confidence in Sterling, and other statements regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements and Factors that Could Affect Future Results” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
# # #